CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Harland Clarke Holdings Corp. on Form S-4 of our report on the financial statements and financial statement schedule of John H. Harland Company (the ‘‘Company’’) dated February 27, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share Based Payment, on January 1, 2006 and Statement of Financial Accounting Standards No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans-An amendment of FASB Statements No. 87, 88, 106, and 132R, on December 31, 2006), and our report relating to management’s report on the effectiveness of internal control over financial reporting dated February 27, 2007, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading ‘‘Experts’’ in such Prospectus.

/s/DELOITTE & TOUCHE LLP
Atlanta, Georgia
June 12, 2007